UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2010 (July 23, 2010)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 23, 2010, Union Gas Limited (Union Gas), a subsidiary of Spectra Energy Corp, issued 250 million Canadian dollars (approximately $241 million) aggregate principal amount of its 5.20% Medium Term Note Debentures due July 23, 2040 (the Notes). The Notes were offered only in Canada under a short form base shelf prospectus pursuant to Canadian securities laws. The net proceeds of the offering will be used for general corporate purposes.

The Notes were issued pursuant to a Trust Indenture, dated August 1, 1968, between Union Gas and CIBC Mellon Trust Corporation as Trustee, as amended and supplemented from time to time, (the Trust Indenture). Interest on the Notes will accrue from July 23, 2010. Union Gas will pay interest on the Notes semi-annually on January 23 and July 23 of each year, beginning on January 23, 2011, until the Notes mature on July 23, 2040. Union Gas may redeem some or all of the Notes at any time or from time to time pursuant to the terms of the Trust Indenture. The Trust Indenture contains covenants restricting the ability of Union Gas to issue or incur debt obligations and a covenant substantially to the effect that Union Gas will not create any mortgage, pledge, charge or other encumbrance on any of its assets to secure any obligation unless at the same time it shall secure or cause to be secured equally and ratably with such obligation all of the Notes then outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ Reginald D. Hedgebeth
Reginald D. Hedgebeth General Counsel

Date: July 28, 2010